As filed with the Securities and Exchange Commission on March 31, 2003
Registration No. 333-100419

_____________________________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

Humana Inc.
(Exact name of registrant as specified in its charter)
_________________________________________

Delaware	6324	61-0647538
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

500 West Main Street
Louisville, Kentucky 40202
(502) 580-1000
(Address and telephone number of principal executive offices)
_________________________________________

ARTHUR P. HIPWELL
Senior Vice President and General Counsel
Humana Inc.
500 West Main Street
Louisville, Kentucky 40202
(502) 580-1000
(Name, address, and telephone number of agent for service)
_________________________________________

Copies to: JEFFREY BAGNER Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004 (212) 859-8000

_________________________________________

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ____________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] ____________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1) (2)	Proposed Maximum Offering Price Per Unit (1) (2)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee
Debt Securities (3) (4)
Preferred Stock (4) (5)
Depositary Shares (4) (6)
Common Stock, par value $.16-2/3 per share (4) (7)
Securities Warrants (4) (8)
Total	$600,000,000	100%	$600,000,000	$55,200 (9)

  We will determine the proposed maximum offering price per unit from time to time in connection with issuances of securities registered under this registration statement. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
  Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
  We are registering under this registration statement an indeterminate principal amount of our debt securities as may be offered or sold from time to time by us. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $600,000,000. The debt securities to be offered under this registration statement will consist of one or more series of senior debt securities or subordinated debt securities or any combination of these securities, as more fully described in this registration statement.
  Includes an indeterminate amount of our securities as may be issued upon conversion of or exchange for, as the case may be, any other securities registered under this registration statement.
  We are registering under this registration statement an indeterminate number of shares of our preferred stock as may be sold from time to time by us.
  We are registering under this registration statement an indeterminate number of our depositary shares that may be sold from time to time by us.
  We are registering under this registration statement an indeterminate number of shares of our common stock as may be sold from time to time by us. This includes the associated rights to purchase our series A participating preferred stock. The rights to purchase our series A participating preferred stock initially are attached to and trade with the shares of our common stock being registered under this registration statement.
  We are registering under this registration statement an indeterminate number of our securities warrants as may be sold from time to time by us. Securities warrants will represent rights to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock registered under this registration statement. Because our securities warrants will provide a right only to purchase our senior debt securities, subordinated debt securities, preferred stock, depositary shares and common stock offered under this registration statement, no additional registration fee is required.
  Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to completion, dated March 31, 2003

Prospectus

[HUMANA LOGO]

$600,000,000

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Securities Warrants

We may offer and sell, from time to time, in one or more offerings, any combination of the securities we describe in this prospectus having a total initial offering price not exceeding $600,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

Our common stock is quoted on the New York Stock Exchange under the symbol "HUM." If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

Investing in our securities involves risks. See "Risk Factors" beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
FORWARD-LOOKING STATEMENTS	iii
WHERE YOUR CAN FIND ADDITIONAL INFORMATION	iii
INCORPORATION OF CERTAIN DOCUMENTS BY PREFERENCE	iv
OUR COMPANY	1
RISK FACTORS	3
SELECTED CONSOLIDATED FINANCIAL DATA	12
USE OF PROCEEDS	14
DESCRIPTION OF THE SECURITES WE MAY ISSUE	15
DESCRIPTION OF THE DEBT SECURITIES	20
DESCRIPTION OF THE PREFERRED STOCK AND THE DEPOSITORY SHARES
REPRESENTING FRACTIONAL SHARES OF PREFERRED STOCK	35
DESCRIPTION OF THE COMMON STOCK	40
DESCRIPTION OF THE SECURITIES WARRANTS	48
PLAN OF DISTRIBUTION	52
LEGAL MATTERS	54
EXPERTS	55

_________________________

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, any of the securities described in this prospectus having a total initial offering price not exceeding $600,000,000.

In this prospectus "we," "us," and "our" refer to Humana Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under "Where You Can Find Additional Information" before making an investment decision.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things, information set forth under "Risk Factors," matters described in the documents incorporated by reference in this prospectus and any applicable prospectus supplement and the following factors:

    our ability to continue to effectively implement our strategic and operational initiatives;
    our ability to manage health care costs, including prescription drug costs;
    our ability to maintain or increase membership;
    our ability to predict future medical cost trends as they relate to appropriately pricing our products and setting levels of benefits;
    our ability to maintain satisfactory relations with the providers of care to our members, including the renewal of contracts at favorable terms;
    adverse results in pending or future litigation;
    increased negative publicity regarding the health care industry; and
    legislative reform or other increased governmental regulation of the health care industry.

Words like "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of those words and similar expressions are intended to identify any forward-looking statements. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. There may also be other risks that we are unable to predict at this time.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company under the Securities Exchange Act of 1934 and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy those materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at either of the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10279. You may also obtain copies of those materials from the SEC at prescribed rates for the cost of copying by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. You can also find our SEC filings at the SEC's web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus information contained in documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    our annual report on Form 10-K for the fiscal year ended December 31, 2002;


You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

500 West Main Street
Louisville, Kentucky 40202
(502) 580-1000
Attn: Investor Relations

You may also obtain a copy of these filings from our website at www.humana.com. Please note, however, that the information on our website, other than the documents listed above, is not intended to be incorporated into this prospectus by reference and should not be considered a part of this prospectus.

OUR COMPANY

Headquartered in Louisville, Kentucky, we are one of the nation's largest publicly traded health benefits companies, based on our 2002 revenues of $11.3 billion. We offer coordinated health insurance coverage and related services through a variety of traditional and Internet-based plans for employer groups, government-sponsored programs and individuals. As of December 31, 2002, we had approximately 6.6 million members in our medical insurance programs, as well as approximately 1.6 million members in our specialty products programs. We have approximately 425,000 contracts with physicians, hospitals, dentists, and other providers to provide health care to our members. In 2002, approximately 70% of our premiums and administrative services fees were derived from members located in Florida, Illinois, Texas, Kentucky, and Ohio.

We manage our business with two segments: Commercial and Government. The Commercial segment consists of members enrolled in products marketed to employer groups and individuals, and includes three lines of business: fully insured medical, administrative services only, or ASO, and specialty. The Government segment consists of members enrolled in government-sponsored programs, and includes three lines of business: Medicare, Medicaid, and TRICARE. The TRICARE program provides health insurance coverage to dependents of active duty military personnel and to retired military personnel and their dependents. We identified our segments in accordance with the aggregation provisions of Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" which is consistent with information used by our chief executive officer in managing our business. The segment information aggregates products with similar economic characteristics. These characteristics include the nature of customer groups and pricing, benefits and underwriting requirements. The results of each segment are measured by income before income taxes. We allocate all selling, general and administrative expenses, investment and other income, interest expense and goodwill, but no other assets or liabilities, to our segments. Members served by our two segments generally utilize the same medical provider networks, enabling us to obtain more favorable contract terms with providers. Our segments also share overhead costs and assets. As a result, the profitability of each segment is interdependent.

We derived approximately 44% of our premiums and administrative services fees from contracts with the federal government in 2002. Under two of these federal government contracts with the Department of Defense, we provide health insurance coverage to the TRICARE members, accounting for approximately 19% of our total premiums and administrative services fees in 2002. Under another of these federal government contracts with the Centers for Medicare and Medicaid Services, or CMS, we provide health insurance coverage to approximately 228,400 members in Florida under the federal government's Medicare+Choice program, accounting for approximately 16% of our total premiums and administrative services fees in 2002.

Our business strategy centers on increasing Commercial segment profitability while maintaining our existing strength in the Government segment. Our strategy to increase Commercial segment profitability focuses on providing solutions for employers to the rising cost of health care through the use of innovative and consumer-driven product designs which are supported by service excellence and advanced electronic capabilities, including education, tools and technologies for our members provided primarily through the Internet. The intent of our Commercial segment strategy is to enable us to further penetrate commercial markets with potential for profitable growth and to transform the traditional consumer experience for both employers and members to result in a high degree of consumer satisfaction, loyalty and brand awareness. We are in the process of reducing our administrative cost structure primarily to support our Commercial strategy.

Our innovative consumer-driven product and benefit designs give members an expanded role in selecting benefits and cost responsibility. We have instituted processes that streamline our business and provide enhanced member service, including instituting methods to alert our members to potential cost savings. By engaging our members, we believe we can effectively address rising health care costs for our members and alleviate premium increases for the employers through which we provide health care benefits to our members. In June 2002, we introduced HumanaOne, our first product marketed directly to individuals. We have introduced this product in select markets where we can utilize existing networks and distribution channels. We believe we are well-positioned to take advantage of growth opportunities in our industry because of these innovations.

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus before making a decision to invest in any of our securities.

If the premiums we charge are insufficient to cover the cost of health care services delivered to our members, or if our reserves based upon our estimates of future medical claims are inadequate, our profitability could decline.

We use a significant portion of our revenues to pay the costs of health care services delivered to our members. These costs include claims payments, capitation payments, allocations of some centralized expenses and various other costs incurred to provide health insurance coverage to our members. These costs also include estimates of future payments to hospitals and others for medical care provided to our members. Generally, premiums in the health care business are fixed for one-year periods. Accordingly, costs we incur in excess of our medical cost projections generally are not recovered in the contract year through higher premiums. We estimate the costs of our future medical claims and other expenses using actuarial methods and assumptions based upon claim payment patterns, medical inflation, historical developments, including claim inventory levels and claim receipt patterns, and other relevant factors. We also record medical claims reserves for future payments. We continually review estimates of future payments relating to medical claims costs for services incurred in the current and prior periods and make necessary adjustments to our reserves. However, increases in the use or cost of services by our members, competition, government regulations and many other factors may and often do cause actual health care costs to exceed what was estimated and reflected in premiums.

These factors may include:

    increased use of medical facilities and services, including prescription drugs;
    increased cost of these services;
    termination of capitation arrangements resulting in the transfer of membership to fee-for service arrangements;
    changes or reductions of our utilization management functions like preauthorization of services, concurrent review or requirements for physician referrals;
    catastrophes or epidemics;
    the introduction of new or costly treatments, including new technologies;
    medical cost inflation;
    new government mandated benefits or other regulatory changes; and
    increased use of health care, including doctors' office visits and prescriptions resulting from terrorists' attacks and subsequent terrorists threats, including bioterrorism.

Failure to adequately price our products or estimate sufficient medical claims reserves may result in a material adverse effect on our financial position, results of operations and cash flows.

If we fail to effectively implement our operational and strategic initiatives, our business could be materially adversely affected.

Our future performance depends in large part upon our management team's ability to execute our strategy to position the company for the future. This strategy includes the growth of our Commercial segment business, introduction of new products and benefit designs, the successful implementation of our e-business initiatives and the selection and adoption of new technologies. We believe that the adoption of new technologies will contribute toward a reduction in administrative costs as we more closely align the ratio of our workforce to our membership. There can be no assurance that we will be able to successfully implement our operational and strategic initiatives that are intended to position the company for future growth. Failure to implement this strategy may result in a material adverse effect on our financial position, results of operations and cash flows.

If we do not design and price our products properly and competitively, our membership and profitability could decline.

We are in a highly competitive industry. Many of our competitors are more established in the health care industry and have a larger market share and greater financial resources than we do in some markets. In addition, other companies may enter our markets in the future. Contracts for the sale of commercial products are generally bid upon or renewed annually. While health plans compete on the basis of many factors, including service and the quality and depth of provider networks, we expect that price will continue to be a significant basis of competition. In addition to the challenge of controlling health care costs, we face competitive pressure to contain premium prices.

Premium increases, introduction of new product designs, and our relationship with our providers in various markets, could affect our membership levels. Other actions that could affect membership levels include the possible exit of Medicare+Choice service and the exit of commercial products in some markets. If we do not compete effectively in our markets, if membership does not increase as we expect, or if it declines, or if we lose accounts with favorable medical cost experience while retaining accounts with unfavorable medical cost experience, our business and results of operations could be materially adversely affected.

If we fail to manage prescription drug costs successfully, our financial results could suffer.

In general, prescription drug costs have been rising over the past few years. These increases are due to the introduction of new drugs costing significantly more than existing drugs, direct consumer advertising by the pharmaceutical industry that creates consumer demand for particular brand-name drugs, and members seeking medications to address lifestyle changes. In order to control prescription drug costs, we have implemented multi-tiered copayment benefit designs for prescription drugs, including our four-tiered copayment benefit design, Rx4. We are also evaluating other multi-tiered designs. We cannot assure that these efforts will be successful in controlling costs. Failure to control these costs could have a material adverse effect on our financial position, results of operations and cash flows.


We are involved in various legal actions, which, if resolved unfavorably to us, could result in substantial monetary damages.

We are a party to a variety of legal actions that affect our business, including employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims and shareholder suits involving alleged securities fraud.

We and some of our competitors in the health benefits business are defendants in a number of purported class action lawsuits. These include separate suits against us and five of our competitors that purport to be brought on behalf of members of managed care plans, which we refer to as the subscriber track cases. In addition, there is a single action against us and eight of our competitors that purports to be brought on behalf of health care providers, which we refer to as the provider track case. These suits allege breaches of federal statutes, including Employee Retirement Income Security Act, as amended, or ERISA, and Racketeer Influenced and Corrupt Organizations Act, or RICO.

In addition, because of the nature of the health care business, we are subject to a variety of legal actions relating to our business operations, including the design, management and offering of products and services. These include and could include in the future:

    claims relating to the denial of health care benefits;
    challenges to the use of some software products used in administering claims;
    medical malpractice actions;
    allegations of anti-competitive and unfair business activities;
    provider disputes over compensation and termination of provider contracts;
    disputes related to self-funded business, including actions alleging claim administration errors;
    claims related to the failure to disclose some business practices; and
    claims relating to customer audits and contract performance.

In some cases, substantial non-economic or punitive damages as well as treble damages under the federal False Claims Act, RICO and other statutes may be sought. While we currently have insurance coverage for some of these potential liabilities, other potential liabilities may not be covered by insurance, insurers may dispute coverage or the amount of insurance may not be enough to cover the damages awarded.

In addition, some types of damages, like punitive damages, may not be covered by insurance, particularly in those jurisdictions in which coverage of punitive damages is prohibited. Insurance coverage for all or some forms of liability may become unavailable or prohibitively expensive in the future.

A description of material legal actions in which we are currently involved is included in the documents which are incorporated by reference into this prospectus. We cannot predict the outcome of these suits with certainty, and we are incurring expenses in the defense of these matters. In addition, recent court decisions and legislative activity may increase our exposure for any of these types of claims. Therefore, these legal actions could have a material adverse effect on our financial position, results of operations and cash flows.

As a government contractor, we are exposed to additional risks that could adversely affect our business or our willingness to participate in government health care programs.

A significant portion of our revenues relates to federal, state and local government health care coverage programs, including the Medicare+Choice, Medicaid and TRICARE programs. These programs involve various risks, including:

    the possibility of reduced or insufficient government reimbursement in the future;
    the possibility that we will not be able to extend or renew any of the contracts relating to these programs. These contracts also are generally subject to frequent change, including changes that may reduce the number of persons enrolled or eligible to enroll, reduce the revenue we receive or increase our administrative or health care costs under those programs. We currently are in negotiations with the Department of Defense to extend our TRICARE contracts that expire on April 30, 2003 for Regions 2 and 5 and June 30, 2003 for Regions 3 and 4. In the event government reimbursement were to decline from projected amounts, our failure to reduce the health care costs associated with these programs could have a material adverse effect on our business. Changes to these government programs in the future may also affect our ability or willingness to participate in these programs. The loss of these contracts or significant changes in these programs as a result of legislative action, including reductions in payments or increases in benefits without corresponding increases in payments, may have a material adverse effect on our financial condition, results of operations and cash flows;
    at December 31, 2002, under one of our CMS contracts, we provided health insurance coverage to approximately 228,400 members in Florida. This contract accounted for approximately 16% of our total premiums and ASO fees for the year ended December 31, 2002. The termination of this contract would likely have a material adverse effect upon our financial condition, results of operations and cash flows;
    higher comparative medical costs;
    government regulatory and reporting requirements;
    higher marketing and advertising costs per member as a result of marketing to individuals as opposed to groups;
    the possibility of temporary or permanent suspension from participating in government health care programs, including Medicare and Medicaid, if we are convicted of fraud or other criminal conduct in the performance of a health care program or if there is an adverse decision against us under the federal False Claims Act; and
    state budget constraints.

Increased litigation and negative publicity could increase our cost of doing business.

The managed care industry continues to receive significant negative publicity reflecting the public perception of the industry. This publicity and perception have been accompanied by increased litigation, including some large jury awards, legislative activity, regulation and governmental review of industry practices. These factors may adversely affect our ability to market our products or services, may require us to change our products or services, may increase the regulatory burdens under which we operate and may require us to pay large judgments or fines. Any combination of these factors could further increase our cost of doing business and adversely affect our financial position, results of operations and cash flows.


Our industry is currently subject to substantial government regulation, which, along with possible increased governmental regulation or legislative reform, increases our costs of doing business and could adversely affect our profitability.

The health care industry in general, and health management organizations, or HMOs, and preferred provider organizations, or PPOs, in particular, are subject to substantial federal and state government regulation, including:

    regulation relating to minimum net worth;
    licensing requirements;
    approval of policy language and benefits;
    mandated benefits and processes;
    provider compensation arrangements;
    member disclosure;
    premium rates; and
    periodic examinations by state and federal agencies.

State regulations require our licensed, operating subsidiaries to maintain minimum net worth requirements and restrict some investment activities. Additionally, those regulations restrict the ability of our subsidiaries to make dividend payments, loans, loan repayments or other payments to us.

In recent years, significant federal and state legislation affecting our business has been enacted. State and federal governmental authorities are continually considering changes to laws and regulations applicable to us and are currently considering regulations relating to:


    mandatory benefits and products, including a Medicare pharmacy benefit or discount card;
    rules tightening time periods in which claims must be paid;
    patients' bill of rights;
    defining medical necessity;
    health insurance access;
    provider compensation and contract language;
    disclosure of provider fee schedules and other data impacting payments to providers;
    health plan liability to members who fail to receive appropriate care;
    disclosure and composition of physician networks;
    physicians' ability to collectively negotiate contract terms with carriers, including fees; and
    mental health parity.

All of these proposals could apply to us.

There can be no assurance that we will be able to continue to obtain or maintain required governmental approvals or licenses or that legislative or regulatory changes will not have a material adverse effect on our business. Delays in obtaining or failure to obtain or maintain required approvals, or moratoria imposed by regulatory authorities, could adversely affect our revenue or the number of our members, increase costs or adversely affect our ability to bring new products to market as forecasted.

The National Association of Insurance Commissioners, or NAIC, has adopted risk-based capital requirements, also known as RBC, which is subject to state-by-state adoption and to the extent implemented, sets minimum capitalization requirements for insurance and HMO companies. The NAIC recommendations for life insurance companies were adopted in all states and the prescribed calculation for HMOs has been adopted in most states in which we operate. The HMO rules may increase the minimum capital required for some of our subsidiaries.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, includes administrative provisions directed at simplifying electronic data interchange through standardizing transactions, establishing uniform health care provider, payer and employer identifiers and seeking protections for confidentiality and security of patient data. Under the new HIPAA standard transactions and code sets rules, we must make significant systems enhancements and invest in new technological solutions. The compliance date for standard transactions and code sets rules was extended to October 17, 2003 based on our submission of a compliance plan, including work plan and implementation strategy to the Secretary of Health and Human Services. Under the new HIPAA privacy rules, by April 14, 2003, we must comply with a variety of requirements concerning the use and disclosure of individuals' protected health information, establish rigorous internal procedures to protect health information and enter into business associate contracts with those companies to whom protected health information is disclosed. We expect to be in compliance with these new HIPAA privacy rules by that date. Regulations issued in February 2003 set standards for the security of electronic health information requiring compliance by April 21, 2005. Violations of these rules will subject us to significant penalties. Compliance with HIPAA regulations requires significant systems enhancements, training and administrative effort. The final rules do not provide for complete federal preemption of state laws, but rather preempt all inconsistent state laws unless the state law is more stringent. HIPAA could also expose us to additional liability for violations by our business associates.

Another area currently receiving increased focus is the time in which various laws require the payment of health care claims. Many states already have legislation in place covering payment of claims within a specific number of days. However, due to provider groups advocating for laws or regulations establishing even stricter standards, procedures and penalties, we expect additional regulatory scrutiny and supplemental legislation with respect to claims payment practices. The provider-sponsored bills are characterized by stiff penalties for late payment, including high interest rates payable to providers and costly fines levied by state insurance departments and attorneys general. This legislation and possible future regulation and oversight could expose our Company to additional liability and penalties.

On November 21, 2000, the Department of Labor published its final regulation on claims and appeals review procedures under ERISA. The claims procedure regulation applies to all employee benefit and appeals plans governed by ERISA, whether benefits are provided through insurance products or are self-funded. As a result, the new claims and appeals review regulation impacts nearly all employer and union-sponsored health and disability plans, except church and government plans. Similar to legislation recently passed by many states, the new ERISA claims and appeals procedures impose shorter and more detailed procedures for processing and reviewing claims and appeals. According to the Department of Labor, however, its ERISA claims and appeals regulation does not preempt state insurance and utilization review laws that impose different procedures or time lines, unless complying with the state law would make compliance with the new ERISA regulation impossible. Unlike its state counterparts, the ERISA claims and appeals rules do not provide for independent external review to decide disputed medical questions. Instead, the federal regulation will generally make it easier for claimants to avoid state-mandated internal and external review processes and to file suit in federal court. The new ERISA claims and appeals rules generally became effective July 1, 2002 or the first day of the first plan year beginning after July 1, 2002, whichever is later. In any case, health plans must comply with the new rules with respect to all claims filed on or after January 1, 2003.

We are also subject to various governmental audits and investigations. These can include audits and investigations by state attorneys general, Centers for Medicare and Medicaid Services, or CMS, the Office of the Inspector General of Health and Human Services, the Office of Personnel Management, the Department of Justice and state Departments of Insurance and Departments of Health. These activities could result in the loss of licensure or the right to participate in various programs, or the imposition of fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could negatively affect our reputation in various markets and make it more difficult for us to sell our products and services.


If we fail to maintain satisfactory relationships with the providers of care to our members, our business could be adversely affected.

We contract with physicians, hospitals and other providers to deliver health care to our members. Our products encourage or require our customers to use these contracted providers. These providers may share medical cost risk with us or have financial incentives to deliver quality medical services in a cost-effective manner.

In any particular market, providers could refuse to contract with us, demand higher payments, or take other actions that could result in higher health care costs for us, less desirable products for customers and members or difficulty meeting regulatory or accreditation requirements. In some markets, some providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions and negotiating power. In addition, physician or practice management companies, which aggregate physician practices for administrative efficiency and marketing leverage, may, in some cases, compete directly with us. If these providers refuse to contract with us, use their market position to negotiate favorable contracts or place us at a competitive disadvantage, our ability to market products or to be profitable in those areas could be adversely affected.

We currently are in negotiations with HCA Inc. regarding our contracts in Florida covering 30 hospitals, which expire on April 30, 2003. Although we have included estimated hospital rate increases in our Commercial premium rates and in our Medicare benefit designs, we are currently unable to predict the outcome of these negotiations.

In some situations, we have contracts with individual or groups of primary care physicians for an actuarially determined, fixed, per-member-per-month fee under which physicians are paid an amount to provide all required medical services to our members. The inability of providers to properly manage costs under these capitation arrangements can result in the financial instability of these providers and the termination of their relationship with us. In addition, payment or other disputes between a primary care provider and specialists with whom the primary care provider contracts can result in a disruption in the provision of services to our members or a reduction in the services available to our members. The financial instability or failure of a primary care provider to pay other providers for services rendered could lead those other providers to demand payment from us, even though we have made our regular fixed payments to the primary provider. There can be no assurance that providers with whom we contract will properly manage the costs of services, maintain financial solvency or avoid disputes with other providers. Any of these events could have an adverse effect on the provision of services to our members and our operations.

Our ability to obtain funds from our subsidiaries is limited and our debt securities will be effectively subordinated to all liabilities of our subsidiaries.

Because we operate as a holding company, the debt securities that we may offer from time to time by this prospectus will be effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries are the operating entities which generate revenues. As a result, we will be dependent upon dividends, administrative expense reimbursements, and intercompany transfers of funds from our subsidiaries to meet our payment obligations on the debt securities that may be offered from time to time by this prospectus. However, these subsidiaries are generally regulated by state departments of insurance. In most states, we are required to seek prior approval by these state regulatory authorities before we transfer money or pay dividends from these subsidiaries that exceed specified amounts, or, in some states, any amount. We are also required by law to maintain specific proscribed minimum amounts of capital in these subsidiaries. In addition, we normally notify the state departments of insurance prior to making payments that do not require approval. Accordingly, since all of our premiums are earned by our subsidiaries, we cannot guarantee that sufficient funds will be available to us to pay interest on or the principal of the debt securities that we may offer from time to time by this prospectus. In addition, in the event of our bankruptcy, liquidation or any similar proceeding, holders of debt securities will be entitled to payment only after the holders of any indebtedness and other liabilities of our subsidiaries have been paid or provided for by these subsidiaries, including the claims of our members. In addition, the indentures under which the debt securities will be issued may permit our subsidiaries to incur additional indebtedness.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated financial data below from our audited consolidated financial statements for the years ended December 31, 1998 through 2002. This information is only a summary. This information should be read in connection with our historical financial statements and related notes and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are incorporated by reference into this prospectus.

	2002 (a)(b)	2001	2000	1999 (c)	1998 (d)
	(in thousands, except per share results, membership and ratios)
Summary of Operations
Revenues:
Premiums	$10,930,397	$9,938,961	$10,394,631	$9,958,582	$9,597,749
Administrative services fees	244,396	137,090	86,298	97,940	84,546
Investment and other income	86,388	118,835	115,021	155,013	183,885
Total revenues	11,261,181	10,194,886	10,595,950	10,211,535	9,866,180
Operating expenses:
Medical	9,138,196	8,279,844	8,781,998	8,533,090	8,040,951
Selling, general and administrative	1,739,192	1,545,129	1,524,799	1,466,181	1,413,329
Depreciation and amortization	120,730	161,531	146,548	123,858	127,662
Restructuring charges	35,877	-	-	459,852	34,183
Total operating expenses	11,033,995	9,986,504	10,453,345	10,582,981	9,616,125
Income (loss) from operations	227,186	208,382	142,605	(371,446)	250,055
Interest expense	17,252	25,302	28,615	33,393	46,972
Income (loss) before income taxes	209,934	183,080	113,990	(404,839)	203,083
Provision (benefit) for income taxes	67,179	65,909	23,938	(22,419)	74,126
Net income (loss)	$142,755	$117,171	$90,052	$(382,420)	$128,957
Basic earnings (loss) per common share	$0.87	$0.71	$0.54	$(2.28)	$0.77
Diluted earnings (loss) per common share	$0.85	$0.70	$0.54	$(2.28)	$0.77
Financial Position
Cash and investments	$2,415,914	$2,327,139	$2,312,399	$2,785,702	$2,851,007
Total assets	4,600,030	4,403,638	4,306,978	4,899,845	5,495,605
Medical and other expenses payable	1,142,131	1,086,386	1,181,027	1,756,227	1,908,175
Debt	604,913	578,489	599,952	686,213	822,977
Stockholders' equity	1,606,474	1,507,949	1,360,421	1,268,009	1,688,363
Operating Data
Medical expense ratio	83.6%	83.3%	84.5%	85.7%	83.8%
SG&A expense ratio	15.6%	15.3%	14.5%	14.6%	14.6%
Ratio of earnings to fixed charges (e)	5.7x	4.5x	3.2x	(f)	4.3x
Medical Membership by Segment
Commercial:
Fully insured	2,340,300	2,301,300	2,545,800	3,083,600	3,261,500
Administrative services only	652,200	592,500	612,800	648,000	646,200
Medicare supplement	-	-	-	44,500	56,600
Total Commercial	2,992,500	2,893,800	3,158,600	3,776,100	3,964,300
Government:
Medicare+Choice	344,100	393,900	494,200	488,500	502,000
Medicaid	506,000	490,800	575,600	616,600	643,800
TRICARE	1,755,800	1,714,600	1,070,300	1,058,000	1,085,700
TRICARE ASO	1,048,700	942,700	-	-	-
Total Government	3,654,600	3,542,000	2,140,100	2,163,100	2,231,500
Total Medical Membership	6,647,100	6,435,800	5,298,700	5,939,200	6,195,800
Commercial Specialty Membership
Dental	1,094,600	1,123,300	1,148,100	1,146,000	1,027,300
Other	545,400	571,300	678,900	1,333,100	1,257,800
Total specialty membership	1,640,000	1,694,600	1,827,000	2,479,100	2,285,100

  Includes charges of $85.6 million pretax ($58.2 million after tax, or $0.35 per diluted share) for severance and facility costs related to reducing our administrative cost structure with the elimination of three customer service centers and an enterprise-wide workforce reduction, reserves for liabilities related to a previous acquisition and the impairment in the fair value of certain private debt and equity investments.
  As described in Note 2 to our consolidated financial statements, which are incorporated by reference into this prospectus, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. We ceased amortizing goodwill upon adopting Statement 142 on January 1, 2002. The table below identifies goodwill amortized in 2001 and 2000 and the estimated impact on our reported net income and earnings per common share had amortization been excluded from 2001 and 2000 results.

	For the years ended
	2002	2001	2000
	(in thousands, except per share results)

Net income:
Reported net income	$142,755	$117,171	$90,052
Add back: goodwill amortization expense, net of tax	-	52,246	49,576
Adjusted net income	$142,755	$169,417	$139,628

Basic earnings per common share:
Reported basic earnings per common share	$0.87	$0.71	$0.54
Add back: goodwill amortization expense, net of tax	-	0.32	0.30
Adjusted basic earnings per common share	$0.87	$1.03	$0.84

Diluted earnings per common share:
Reported diluted earnings per common share	$0.85	$0.70	$0.54
Add back: goodwill amortization expense, net of tax	-	0.31	0.30
Adjusted diluted earnings per common share	$0.85	$1.01	$0.84

  Includes charges of $584.8 million pretax ($499.3 million after tax, or $2.97 per diluted share) primarily related to goodwill impairment, losses on non-core asset sales, professional liability reserve strengthening, premium deficiency and medical reserve strengthening.
  Includes charges of $132.4 million pretax ($84.1 million after tax, or $0.50 per diluted share) primarily related to the costs of certain market exits and product discontinuances, asset impairments, premium deficiency and a one-time non-officer employee incentive.
  For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income or loss before income taxes and fixed charges. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. One-third of rental expenses represents a reasonable approximation of the interest amount. There are no shares of preferred stock outstanding.
  Due to a loss in 1999, caused primarily by pretax charges of $584.8 million, the ratio coverage was less than 1.0x. Additional pretax earnings of $404.8 million would be needed to achieve a coverage of 1.0x.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities for our operations and for other general corporate purposes, including repayment or refinancing of borrowings, working capital, capital expenditures, investments, acquisitions and the repurchase of our outstanding securities. Additional information on the use of net proceeds from the sale of securities that we may offer from time to time by this prospectus may be set forth in the applicable prospectus supplement relating to a particular offering.

DESCRIPTION OF THE SECURITIES WE MAY ISSUE

Overview

This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held. The four sections following this section of the prospectus describe the terms of the basic categories of securities that we may issue pursuant to this prospectus:

    our debt securities, which may be senior or subordinated;
    our preferred stock and depositary shares representing fractional shares of our preferred stock;
    our common stock; and
    warrants to purchase our debt securities, preferred stock, depositary shares and common stock.

Prospectus Supplements

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

The applicable prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we offer, the initial offering price to the public in that offering, the purchase price and net proceeds that we expect to receive in that offering, as well as the other specific terms related to that offering. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part.

Legal Ownership of Securities

Holders of Securities

Book-Entry Holders. We will issue debt securities under this prospectus in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may, but are not obligated to, issue shares of common stock, shares of preferred stock and securities warrants under this prospectus in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers, who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers. They are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. For more information about securities issued in global form, see "-Global Securities" below.

Street Name Holders. Alternatively, we may initially issue securities under this prospectus in non-global form. We may also terminate a global security at any time after it is issued. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses. In that event, the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, including trustees, depositories and transfer agents, generally are obligated only to the legal holders of the securities. In a number of respects, we do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders to amend an indenture, to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for any other purpose, we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is determined by the legal holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

    how it handles securities payments and notices;
    whether it imposes fees or charges;
    how it would handle a request for the holders' consent, if ever required;
    whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;
    how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
    if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the applicable prospectus supplement. We describe those situations below under "-Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

    an investor cannot cause the securities to be registered in his or her name, and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below;
    an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-Holders of Securities" above;
    an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
    an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
    the depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, including trustees and transfer agents, have any responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depositary in any way;
    DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and
    financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of holders and street name investors above under "Legal Ownership of Securities-Holders of Securities."

The special situations for termination of a global security are as follows:

    if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within a specified time period; or
    if we elect to terminate that global security.

A prospectus supplement may also list additional situations for terminating a global security that would apply to that particular series of securities covered by that prospectus supplement. If a global security is terminated, the depositary has the sole responsibility for determining the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF THE DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior debt securities and subordinated debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in the applicable prospectus supplement to be attached to the front of this prospectus.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, in this case, The Bank of New York, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The trustee has two main roles:

    first, subject to some limitations, the trustee can enforce your rights against us if we default; and
    second, the trustee performs various administrative duties for us, which include sending you interest payments and notices.

Because we may issue both senior debt securities and subordinated debt securities pursuant to this prospectus, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the "indentures."

Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See "Where You Can Find Additional Information," for information on how to obtain copies of the indentures. Each indenture is subject to any amendments or supplements we may enter into from time to time which are permitted under that indenture.

General

Unless otherwise provided in the applicable prospectus supplement, the debt securities will be unsecured obligations of our company. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all our existing and future senior indebtedness, as defined below.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries, including claims of our members and trade payables. This may affect your ability to receive payments on your debt securities. See "Risk Factors-Our ability to obtain funds from our subsidiaries is limited and the debt securities will be effectively subordinated to all liabilities of our subsidiaries."

You should read the applicable prospectus supplement for the following terms of the series of debt securities offered by that prospectus supplement:

    the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;
    any limit upon the aggregate principal amount of the debt securities;
    whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;
    the date or dates on which the principal amount of the debt securities will mature;
    if the debt securities bear interest, the rate or rates at which the debt securities bear interest and the date or dates from which interest will accrue;
    if the debt securities bear interest, the dates on which interest will be payable and the regular record dates for interest payments;
    the place or places where the payment of principal, any premium and interest will be made, if other than or in addition to the Borough of Manhattan, the City of New York, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;
    any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;
    any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;
    if the currency in which the debt securities will be issuable is United States dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any bearer securities will be issuable, if other than the denomination of $5,000;
    if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;
    the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;
    if a person other than The Bank of New York is to act as trustee for the debt securities, the name and location of the corporate trust office of that trustee;
    if other than United States dollars, the currency in which the debt securities will be paid or denominated;
    if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;
    the designation of the original currency determination agent, if any;
    if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;
    if the debt securities do not bear interest, the dates on which we will furnish to the trustee the names and addresses of the holders of the debt securities;
    if other than as set forth in the indenture, provisions for the satisfaction and discharge of that indenture with respect to the debt securities issued under that indenture;
    the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;
    whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;
    whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;
    if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;
    the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;
    whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including our subsidiaries;
    the forms of the debt securities; and
    any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act of 1939, as amended.

For purposes of this prospectus, any reference to the payment of principal, any premium or any interest on debt securities will include additional amounts if required by the terms of any series of debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee for either indenture, each for one or more series of debt securities. At a time when two or more trustees are acting under an indenture, each with respect to only specified series, the term "debt securities" means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under an indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under an indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that we may have already issued. Without the consent of the holders of a particular series of debt securities, we may reopen a previous issue of that series of debt securities and issue additional debt securities of that series without limit unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under either indenture. In connection with future issues of other debt securities, we may use other indentures or documentation, containing materially different provisions.

We may issue the debt securities as original issue discount securities, including any zero-coupon debt securities. These are securities that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the material United States federal income tax considerations and other considerations applicable to original issue discount securities in the applicable prospectus supplement.

In addition, any special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than United States dollars will also be set forth in the prospectus supplement, if applicable.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of that conversion or exchange, including:

    the conversion price or exchange ratio, or the calculation method for that price or ratio;
    the conversion or exchange period, or how that period will be determined;
    if conversion or exchange will be mandatory or at the option of the holder or us;
    provisions for adjustment of the conversion price or the exchange ratio; and
    provisions affecting conversion or exchange in the event of the redemption of the debt securities.

The terms of any debt securities may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

    as registered securities; or
    as bearer securities with interest coupons attached, unless otherwise stated in the prospectus supplement; however, the debt securities will not be bearer securities unless otherwise stated in the applicable prospectus supplement; or
    in global form, see "Description of The Securities We May Issue-Global Securities"; or
    in denominations that are integral multiples of $1,000, in the case of registered securities, and in integral multiples of $5,000, in the case of bearer securities, unless otherwise stated in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

You may exchange or transfer registered securities of a series at the office of The Bank of New York, the trustee. The trustee maintains the list of registered holders and acts as our agent for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our agent or we may act as our own agent. If provided in the applicable prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the applicable prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the applicable prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may refuse any transfer or exchange of debt securities for the period beginning 15 days before the day we mail or publish the notice of redemption, in the case of bearer securities, and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the "regular record date" and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of The Bank of New York, the trustee, in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

"Street name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the applicable prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for those debt securities in any city located outside the United States required by the stock exchange. The initial locations of these offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for the interest installments as they mature. Unless otherwise provided in the applicable prospectus supplement, no payment with respect to any bearer security will be made at any office or agency for us in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in United States dollars will be made at the office of our paying agent in The City of New York if, but only if, payment of the full amount in United States dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in The City of New York or in any other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What is an Event Of Default? Unless otherwise specified in the applicable prospectus supplement, the term "event of default" in respect of the debt securities of your series means any of the following:

    we do not pay the principal or any premium on a debt security of your series on its due date whether at maturity, upon redemption or upon acceleration;
    we do not pay interest on a debt security of your series within 30 days of its due date;
    we do not deposit any sinking fund payment in respect of debt securities of your series on its due date;
    we remain in breach of a covenant in respect of debt securities of your series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of your series;
    we file for bankruptcy or other specified events in bankruptcy, insolvency or reorganization occur; or
    any other event of default in respect of debt securities of your series described in the applicable prospectus supplement occurs.

The events of default described above may be modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. Each series will have separate rights upon an event of default. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity.

If an event of default occurs because of specified events in bankruptcy, insolvency or reorganization related to us, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of senior debt. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) all existing events of default, other than the nonpayment of principal, any premium or interest on the debt securities of that series which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except during the continuance of an event of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in some circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

    you must give the trustee written notice that an event of default has occurred and remains uncured;
    the holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;
    the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and
    the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the payment of principal, premium or interest or in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

"Street name" and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee under each indenture a written statement of some of our officers certifying that, to their knowledge, we are in compliance with the applicable indenture and debt securities, or otherwise specifying any default.

No Protection in the Event of Change of Control

Neither indenture has any covenants or other provisions providing for a put or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a sudden and significant decline in our credit quality, a recapitalization transaction, a change of control of us or a highly leveraged transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at the time or otherwise affect our capital structure or credit rating. If we offer any covenants or provisions of this type with respect to any series of debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or the applicable prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell, lease, assign, transfer or otherwise convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

    either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities and be a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia;
    immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;
    we must deliver specified certificates and documents to the trustee; and
    we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to the indenture relating to your debt securities or your debt securities without your specific approval. Except as otherwise specified in the applicable prospectus supplement, the following is a list of those types of changes:

    reducing the principal, any premium, or changing the stated final maturity;
    reducing the rate of, or changing the time for, payment of interest;
    making the principal or interest payable in a currency other than United States dollars or changing the place of payment;
    modifying the right of any holder to receive or sue for payment of principal or interest that would be due and payable at the maturity;
    in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse as a whole to holders of the subordinated debt securities;
    in the case of senior debt securities, modifying the securities to subordinate them to other indebtedness;
    reducing the principal amount of the outstanding debt securities whose holders must consent to supplement the indenture or to waive any of its provisions; or
    taking other specified actions as provided in the prospectus supplement.

Changes Requiring a Majority Vote. The second type of change to the indenture relating to your debt securities and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except as described under "-Changes Requiring Your Approval" above and for clarifying changes and other changes that would not adversely affect holders of the outstanding debt securities in any material respect as described under "-Changes Not Requiring Approval" below. The same vote would be required for us to obtain a waiver of all or part of specified covenants in the indenture relating to your debt securities, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under "-Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of outstanding debt securities. From time to time, we and the trustee may, without the consent of holders of the debt securities of any series, amend either indenture or the debt securities of one or more series, or supplement either indenture, for specified purposes, including to:

    reflect that a successor has succeeded us and has assumed our covenants and obligations under the debt securities and the indenture;
    add further covenants for the benefit of the holders of debt securities;
    add any additional event of default;
    pledge property to the trustee as security for the debt securities;
    add guarantees with respect to the debt securities;
    change the trustee or provide for an additional trustee;
    modify the indenture in order to continue its qualification under the Trust Indenture Act of 1939 or as may be necessary or desirable in accordance with amendments of that act;
    issue and establish the form and terms and conditions of other series of debt securities as provided in the indenture; or
    cure any ambiguity or inconsistency in the indenture or in the debt securities or make any other provisions necessary or desirable, as long as the interests of the holders of the debt securities are not adversely affected in any material respect.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, the indenture relating to your debt securities will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to your series of debt securities, when the following conditions have been satisfied:

    all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;
    we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit, in the case of debt securities that have become due and payable, or to the stated maturity or the redemption date, if earlier, in the case of other debt securities;
    we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and
    we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

At our option, we can terminate all of our obligations under the indenture with respect to your debt securities, other than the obligation to pay principal, any premium and interest on the debt securities and other specified obligations, at any time by:

    depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and interest on the debt securities to their maturity; and
    complying with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

In addition, we can terminate all of our obligations under the indenture with respect to the debt securities, including the obligation to pay principal, any premium and interest on the debt securities, at any time by:

    depositing money or United States government obligations with the trustee in an amount sufficient to pay the principal, any premium and interest on the debt securities to their maturity; and
    complying with other specified conditions, including delivery to the trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the indenture, to the effect that holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

Ranking

Unless the applicable prospectus supplement provides otherwise, your debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors and your debt securities rank behind our secured creditors to the extent of the collateral securing their claims. The senior debt securities are not subordinated to any of our other debt obligations and they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See "-Subordination" for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties. In addition, the senior and subordinated debt securities will be effectively subordinated to the indebtedness of our subsidiaries. See "Risk Factors-Our ability to obtain funds from our subsidiaries is limited and the debt securities will be effectively subordinated to all liabilities to our subsidiaries."

Subordination

Unless the applicable prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities.

The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that in specified circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the senior indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution on the subordinated debt securities, other than a payment or distribution in the form of subordinated securities. These circumstances include the following:

    we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of us, or as part of an assignment or marshalling of our assets for the benefit of our creditors.
    we file for bankruptcy or other specified events in bankruptcy, insolvency or similar proceedings occur.
    the maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under "Events of Default."

In addition, we are generally not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our senior indebtedness and do not cure that default. We are also prohibited from making payments on subordinated debt securities if an event of default, other than a payment default, that permits the holders of senior indebtedness to accelerate the maturity of the senior indebtedness occurs and we and the trustee have received a notice of that event of default. However, unless the senior indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of senior indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of ours that is owed a specific amount but who owns neither our senior indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of senior indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of senior indebtedness we are permitted to have and we may in the future incur additional senior indebtedness.

"Senior indebtedness" generally means the principal, any premium and unpaid interest on:

    our indebtedness, whether outstanding on the date of the subordinated indenture or created after that date, incurred, assumed or guaranteed, for money borrowed, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that the indebtedness is not senior or prior in right of payment to the subordinated debt securities. Senior indebtedness includes the indebtedness of others we guarantee and our 7 1/4% senior notes due 2006; and
    renewals, extensions, modifications and refunding of any indebtedness that is described above.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

The Trustee

The initial trustee under each indenture will be The Bank of New York. The Bank of New York will also be the initial paying agent and registrar for the debt securities. The Bank of New York is also the trustee and note registrar for our 7 1/4% senior notes due 2006. The Bank of New York is also a lender under our revolving credit agreements.

Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only those duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the debt securities of any particular series will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture with respect to that series of debt securities, subject to some exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person's own affairs.

Should the trustee become one of our creditors, each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee to obtain payment of claims in specified cases or to realize on certain property received by it in respect of any claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each trustee shall be a trustee of a trust separate and apart from the trust administered by any other trustee and any action described herein to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF THE PREFERRED STOCK AND THE DEPOSITARY SHARES
REPRESENTING FRACTIONAL SHARES OF PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superceded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

General

We are authorized to issue up to 10,000,000 shares of preferred stock, $1.00 par value per share, of which 2,500,000 have been designated as series A participating preferred stock. The series A participating preferred stock is issuable pursuant to our stockholder's rights agreement, which agreement is described under "Description of the Common Stock-Rights Agreement." None of our preferred stock is issued or outstanding. Our board of directors may issue from time to time additional shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the stockholders, determine the following for each series of preferred stock:

    the distinctive serial designation and the number of shares;
    the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;
    any voting powers of the shares;
    whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;
    the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;
    whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;
    whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and
    any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our certificate of incorporation.

As described under "-Depositary Shares" below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest in a share of preferred stock with the amount of the fractional interest to be specified in the applicable prospectus supplement. If we issue depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a depositary.

The preferred stock, when issued, will be fully paid and nonassessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.

Depositary Shares

General

We may offer fractional interests in a share of preferred stock, rather than full shares of preferred stock. In that event, we will provide for the issuance by a depositary of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million. The applicable prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Withdrawal of Preferred Stock

If you surrender depositary receipts at the principal office of the depositary, unless the related depositary shares have previously been called for redemption, you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that do not represent a whole number of shares of preferred stock, the depositary will issue to you the number of whole shares of preferred stock represented by the depositary receipts you deliver plus a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The depositary agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

Unless otherwise specified in the applicable prospectus supplement, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of our capital stock.

Redemption of Deposited Preferred Stock

If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The depositary will mail notice of redemption 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. The payments will be made when holders surrender their depositary receipts to the depositary.

Voting of Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

The depositary will try, if practical, to vote the number of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

    all outstanding depositary shares relating to the deposit agreement have been redeemed; or
    there has been a final distribution on the preferred stock of the relevant series in connection with the liquidation, dissolution or winding up of us and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

We will forward to the holders of depositary shares all reports and communications that it must furnish to the holders of the preferred stock.

Neither the depositary nor us will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor us will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF THE COMMON STOCK

General

We are authorized to issue up to 300,000,000 shares of common stock, par value $.16 2/3 per share. As of December 31, 2002 162,972,356 shares of common stock were issued and outstanding (excluding 4,136,000 Treasury Shares) and held of record by approximately 6,900 stockholders. In addition, as of December 31, 2002, there were 12,500,228 shares of our common stock reserved for issuance under our stock option plans. Of the shares reserved, there were outstanding options to purchase 10,526,871 shares of our common stock as of that date. The following description of our common stock and provisions of our certificate of incorporation and bylaws are only summaries. You should review complete copies of our certificate of incorporation and bylaws, which we have incorporated by reference to exhibits filed to the registration statement of which this prospectus is a part.

The holders of our common stock are entitled to receive dividends out of our legally available assets or funds in cash, stock of any corporation or our property, as and when declared by our board of directors, subject to any dividend preferences that may be attributable to preferred stock. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of our common stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors who may be elected by vote of any outstanding shares of preferred stock voting as a class. There are no preemptive, conversion, redemption or sinking fund provisions applicable to our common stock.

We have not paid any cash dividends since 1993, and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for future operations, expansion of our business and other business purposes. Any determination to pay dividends in the future will be dependent upon our results of operations and financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by our board of directors. Our existing indebtedness restricts our ability to pay dividends and make distributions to stockholders.

The rights and privileges of our common stock will be subordinate to the rights and preferences of any of our preferred stock that we may issue in the future.

In July 2002, our board of directors authorized the use of up to $100 million in total for the repurchase of shares of our common stock. The shares may be purchased from time to time at prevailing prices in the open-market, by block purchases, or in privately-negotiated transactions. As of December 31, 2002, we purchased in open-market transactions 6.4 million shares for an aggregate purchase price of $74.0 million, or an average of $11.56 per share.

Our common stock is traded on the New York Stock Exchange under the symbol "HUM."

Anti-Takeover Effects of Delaware Law and Certain Provisions of Our Certificate of Incorporation and By-Laws

The provisions of Delaware law, our certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of our common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of our common stock. These provisions are intended to:

    enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies that it formulates;
    discourage certain types of transactions which may involve an actual or threatened change of control of our company;
    discourage certain tactics that may be used in proxy fights; and
    encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer.

We have not opted out of Section 203 of the Delaware General Corporate Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time that the person became an interested stockholder, unless:

    before the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;
    upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or
    at or after the time the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A "business combination" is defined generally under the DGCL to include mergers or consolidations between a Delaware corporation and an Interested Stockholder, transactions with an Interested Stockholder involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an Interested Stockholder's percentage ownership of stock of the corporation or any majority-owned subsidiary.

An " interested stockholder" is defined generally under the DGCL as any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeovers or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Voting Requirements for Business Combinations. The DGCL generally provides that the affirmative vote of a majority of the shares of a Delaware corporation entitled to vote on any matter is required to approve mergers, consolidations or the sale of all or substantially all of such corporation's assets unless otherwise provided in such corporation's certificate of incorporation. Our certificate of incorporation provides that in the following transactions:

    the adoption of any agreement for the merger or consolidation of us with or into a related company or an affiliate of a related company;
    the sale or lease of all or substantially all of the assets of us to a related company or affiliate of a related company; or
    the sale or lease to us or any of our subsidiaries of any assets of a related company or an affiliate of a related company in exchange for our equity securities;

the affirmative vote of three-fourths of the outstanding shares entitled to vote thereon will be required; provided however, that this requirement will not apply if our board of directors approves a transaction with a related company or affiliate prior to the time that the related company or affiliate became a holder of more than 5% of any class of our equity securities.

A "related company" is defined in our certificate of incorporation as any company, person or other entity which by itself or together with its affiliates and associates is the beneficial owner, directly or indirectly, of more than 5% of any class of our equity securities of the corporation as of the record date for the determination of stockholders entitled to vote on such transactions.

An "affiliate" of a related company is defined in our certificate of incorporation as any company, person or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the related company.

An "associate" of a related company is defined in our certificate of incorporation as any officer, director or beneficial owner, directly or indirectly, of 5% or more of any class of equity securities of such related company or any of its affiliates.

An "equity security" is defined in our certificate of incorporation as any stock or similar security, or any security, convertible, with or without consideration, into such a security, or carrying any warranty to subscribe to or purchase such a security, or any such warrant or right.

Our certificate of incorporation provides that a related company is deemed to be the beneficial owner of any equity securities which it or its affiliates or associates has the right to acquire pursuant to any agreement or which are beneficially owned, directly or indirectly, by any other company, person or entity, or an affiliate or associate of that company, person, or entity, with which it or its affiliates or associates has any agreement or understanding for the purpose of acquiring, holding, voting or disposing of any of our equity securities.

Our certificate of incorporation provides that a determination of our board of directors, based on information known to it and made in good faith, will be conclusive as to whether a company, person or other entity is a related company, an affiliate or an associate and whether a related person or affiliate of a related person beneficially owns more than 5% of any class of our equity securities.

Advanced notice procedures for stockholder proposals and director nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or special meeting of stockholders called by our board of directors for that purpose, must have given timely notice in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date. However, if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received by us not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or the day on which public disclosure was made. Our by-laws also specify various requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders or at a special meeting of stockholders called by our board of directors for that purpose.

Special Meetings. Special meetings of our stockholders may be held if our board of directors, its chairman, our chief executive officer or our president calls a meeting. However, these persons must call a meeting if stockholders owning one-fourth of our shares then issued and outstanding and entitled to vote on matters to be submitted to our stockholders request in writing that a meeting be held. Any written request is required to include a proper purpose or purposes of the meeting and be delivered as provided in our by-laws. In addition, special meetings may be adjourned in the absence of a quorum, which generally requires the holders of a majority of shares then issued and outstanding and entitled to vote to be present, whether in person or by proxy. These provisions may preclude a stockholder from bringing matters before our stockholders.

Preferred Stock. The ability of our board of directors to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may discourage, delay, defer or prevent a change of control of us.

Authorized but unissued shares of common stock. Authorized but unissued shares of our common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitations on the ability of stockholders to remove directors. At a duly called special meeting of the stockholders, a director may be removed from office, either with or without cause, by the affirmative vote of the holders of a majority of all of the shares of stock outstanding and entitled to vote for the election of directors. At the meeting, a successor may be elected by a plurality of the votes cast, or if the vacancy is not so filled, it may be filled by a vote of the directors then in office.

Stockholder action by written consent. A stockholder may take action by written consent, if the provisions in our by-laws that require that stockholder to request our board of directors to fix a record date are complied with.

Election of directors. Our certificate of incorporation provides that members of our board of directors are not elected by cumulative voting and that the terms of members of our board of directors are not classified by different dates of expiration. These prohibitions may not be changed without unanimous approval of our stockholders.

Limitations of Liability and Indemnification of Directors and Officers

Our certificate of incorporation limits the liability of members of our board of directors to us and our stockholders to the fullest extent permitted by the DGCL. Specifically, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

    for any breach of the director's duty of loyalty to us or our stockholders;
    for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
    under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions; or
    for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the DGCL. The indemnification permitted under the DGCL is not exclusive of any other rights to which these persons may be entitled.

In addition, we maintain directors' and officers' liability insurance to provide our directors and officer with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

We are required under indemnification agreements with our directors and executive officers to:

    indemnify these persons against specific liabilities that may arise because of their status or service as directors or executive officers;
    advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and
    obtain directors' and officers' liability insurance.

Rights Agreement

On February 14, 1996, we entered into an amended and restated rights agreement, which we subsequently amended on May 27, 1998 and March 1, 1999. Our rights agreement is designed to make it more costly and thus more difficult to gain control of us without the consent of our board of directors. The description presented below is intended as a summary only and is qualified in its entirety by reference to our amended and restated rights agreement, as amended, which is incorporated by reference to exhibits filed to the registration statement of which this prospectus is a part.

Except as set forth below, our rights agreement provides that each of our shares of common stock will have a right to purchase from us one one-hundredth of a share of our series A participating preferred stock at a price of $145.00 per one one-hundredth of a share, subject to customary anti-dilution protection adjustment.

The rights are attached to all certificates representing our outstanding common stock, and no separate right certificates have been distributed. The rights will generally separate from our common stock on:

    the first date of public announcement that someone has become an "acquiring person" by acquiring beneficial ownership of 15% or more of our outstanding common stock; or
    10 business days after someone commences a tender offer or exchange offer for 15% or more of our outstanding common stock.

After rights separate from our common stock, certificates representing the rights will be mailed to holders of record of our common stock. Once distributed, the separate right certificates alone will represent the rights. The rights are not exercisable until the date rights separate and will expire on February 14, 2006, unless extended or unless earlier redeemed or exchanged by us.

Until a right is exercised, the holder of a right will have no rights as a stockholder and will have no right to vote or receive dividends.

The shares of series A participating preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of series A participating preferred stock has a minimum preferential quarterly dividend payment of the greater of $20.00 per share and an amount per share equal to 100 times the dividend declared per share of our common stock. In the event of liquidation, the holders of series A participating preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment per share of 100 times the aggregate payment made per share of our common stock. Each share of series A participating preferred stock will have one vote, voting together with our common stock.

In the event that the amount of accrued and unpaid dividends on the series A participating preferred stock is equivalent to at least six full quarterly dividends, the holders of the series A participating preferred stock will have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of our common stock until all dividends in default on those shares have been paid in full and dividends for the current dividend period declared and funds for payment of those dividends set apart.

If, after any person or group becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power is sold or transferred, each holder of a right will have a right to receive, upon exercise, the number of shares of common stock of the acquiring company, having a value equal to two times the exercise price of the right. If any person or group becomes an acquiring person, each holder of a right will have the right to receive, upon exercise, that number of shares of our common stock having a market value of two times the exercise price of the right. Following the occurrence of the events described above, rights beneficially owned by any acquiring person will be void and may not be exercised.

At any time prior to a person becoming an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right.

The terms of the rights may generally be amended by the board without the consent of the holders of the rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is National City Bank, Cleveland, Ohio.

DESCRIPTION OF THE SECURITIES WARRANTS

This section describes the general terms and provisions of the securities warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the securities warrants then offered, and the terms and provisions described in this section will apply only to the extent not superceded by the terms of the applicable prospectus supplement.

We may issue securities warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under warrant agreements between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders or beneficial holders of securities warrants.

This section summarizes the general terms and provisions of the forms of warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. We urge you to read the applicable form of warrant agreement and the form of warrant certificate that we will file in relation to an issue of any securities warrants.

General

If securities warrants for the purchase of senior debt securities or subordinated debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

    the offering price;
    the currencies in which the securities warrants are being offered;
    the designation, aggregate principal amount, currencies, denominations and terms of the series of the senior debt securities or subordinated debt securities that can be purchased upon exercise;
    the designation and terms of any series of senior debt securities or subordinated debt securities with which the securities warrants are being offered and the number of securities warrants offered with each senior debt security or subordinated debt security;
    the date on and after which the holder of the securities warrants can transfer them separately from the series of senior debt securities or subordinated debt securities;
    the principal amount of the series of senior debt securities or subordinated debt securities that can be purchased upon exercise and the price at which and currencies in which the principal amount may be purchased upon exercise;
    the date on which the right to exercise the securities warrants begins and the date on which the right expires;
    a discussion of material United States federal income tax considerations applicable to the warrants; and
    any other terms of the securities warrants.

Unless the applicable prospectus supplement provides otherwise, securities warrants for the purchase of senior debt securities and subordinated debt securities will be in registered form only. Until any securities warrants to purchase senior debt securities or subordinated debt securities are exercised, the holder of the securities warrants will not have any of the rights of holders of the senior debt securities or subordinated debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying senior debt securities or subordinated debt securities or to enforce covenants in the applicable indenture.

If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

    the offering price;
    the total number of shares that can be purchased upon exercise and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;
    the designation and terms of the series of preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each share of preferred stock, depositary share or share of common stock;
    the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;
    the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased upon exercise and the price at which the preferred stock, depositary share or common stock may be purchased upon exercise;
    the date on which the right to exercise the securities warrants begins and the date on which that right expires;
    United States federal income tax consequences; and
    any other terms of the securities warrants.

Unless the applicable prospectus supplement provides otherwise, securities warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of the securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

A holder of warrant certificates may:

    exchange them for new certificates of different denominations;
    present them for registration of transfer; and
    exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Exercise of Securities Warrants

    Each holder of a securities warrant is entitled to purchase the principal amount of senior debt securities or subordinated debt securities or the number of shares of preferred stock, depositary shares or common stock at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

Unless the applicable prospectus supplement provides otherwise, a holder of securities warrants may exercise them by following the general procedure outlined below:

    delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;
    properly completing and signing the reverse side of the warrant certificate representing the securities warrants; and
    delivering the warrant certificate representing the securities warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, a new securities warrant certificate will be issued to you for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

Amendments and Supplements to Securities Warrant Agreements

Unless the applicable prospectus supplement provides otherwise, the following describes generally the provisions relating to amending and supplementing the securities warrant agreements.

We may amend or supplement a warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We and the warrant agent may also modify or amend a warrant agreement and the terms of the securities warrants if a majority of the then outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any modification or amendment or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

Securities Warrant Adjustments

The warrant certificate and the applicable prospectus supplement will describe the events requiring adjustment to the warrant exercise price or the number or principal amount of securities issuable upon exercise of the warrant.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any of these methods of sale. The name of any underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be stated in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions:

    on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
    in the over-the-counter market;
    in transactions otherwise than on such exchanges or in the over-the-counter market; or
    through the writing of options.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

We, our agents and underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis, and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by specified institutions to purchase offered securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These delayed delivery contracts will be subject to any conditions set forth in the applicable prospectus supplement, and that prospectus supplement will set forth the commission payable for solicitation of those contracts. The underwriters and other persons soliciting those contracts will have no responsibility for the validity or performance of any of those contracts.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, some persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued by us under this prospectus may be new issues of securities with no established trading market. Any underwriters or agents to or through whom these securities are sold for public offering and sale may make a market in these securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of these securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Some of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and some of our affiliates in the ordinary course of our business or otherwise.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of any securities issued hereunder will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.

EXPERTS

The consolidated financial statements incorporated into this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LOGO

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All such expenses, except the Securities and Exchange Commission registration fee, are estimated.

SEC registration fee	$ 55,200
Printing and engraving expenses	180,000
Legal fees and expenses	400,000
Accounting fees and expenses	175,000
Trustee's fees and expenses	15,000
Blue sky fees and expenses	10,000
Rating agency fees	325,000
Miscellaneous	139,800
Total	$1,300,000

Item 15.  Indemnification of Officers and Directors

The Registrant's Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) authorize the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its listed enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Registrant has purchased an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities arising under the Securities Act or otherwise.

Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1***	Form of Underwriting Agreement
3.1

Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992 and the correction of March 23, 1992 (incorporated herein by reference to Exhibit 4(i) to the Company's Post-Effective Amendment to the Registration Statement on Form S-8 (Reg. No. 33-49305) filed February 2, 1994)

3.2	By-laws, as amended (incorporated by reference to Exhibit 3(b) to the Company's Annual Report for the fiscal year ended December 31, 1997)
4.1*	Form of Indenture, by and between the Company and the Bank of New York, as trustee, relating to the senior debt securities
4.2*	Form of Indenture, by and between the Company and the Bank of New York, as trustee, relating to the subordinated debt securities
4.3***	Form of Senior Debt Security
4.4***	Form of Subordinated Debt Security
4.5***	Form of Certificate of Designation
4.6***	Form of Common Stock Warrant Agreement
4.7***	Form of Common Stock Warrant Certificate
4.8***	Form of Preferred Stock Warrant Agreement
4.9***	Form of Preferred Stock Warrant Certificate
4.10***	Form of Debt Securities Warrant Agreement
4.11***	Form of Debt Securities Warrant Certificate
4.12***	Form of Depositary Agreement
4.13***	Form of Depositary Receipt
4.14

The Amended and Restated Rights Agreement dated as of February 14, 1996, between the Company and MidAmerica Bank of Louisville & Trust Company, as rights agent (incorporated herein by reference to the Amendment No. 3 to the Company's Registration Statement (File No. 1-5975) on Form 8-A/A dated February 14, 1996)

4.15

Amendment No. 1 to the Amended and Restated Rights Agreement dated as of February 14, 1996, between the Company and MidAmerica Bank of Louisville & Trust Company, as Rights Agent (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form 8-A/A dated June 15, 1998)

4.16

Amendment No. 2 to the Amended and Restated Rights Agreement dated as of February 14, 1996, between the Company and MidAmerica Bank of Louisville & Trust Company, as rights agent (incorporated by reference to Amendment No. 5 to the Company's Registration Statement (File No. 1-5975) on Form 8-A/A dated March 1, 1999)

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson
12.1

Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 21, 2003)

12.2***	Computation of ratio of combined fixed charges and preference dividends to earnings
23.1*	Consent of Fried, Frank, Harris, Shriver & Jacobson (See Exhibit 5.1.)
23.2****	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney
25.1*	Statement of Eligibility of Trustee on Form T-1 for the senior indenture
25.2*	Statement of Eligibility of Trustee on Form T-1 for the subordinated indenture

* Previously filed

** To be filed by amendment

*** Executed versions of this agreement or item, if any, will, if applicable, be filed by Current Report on Form 8-K after the issuance of the securities to which they relate.

**** Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, County of Jefferson, Commonwealth of Kentucky, on March 31 2003.

HUMANA INC. (Registrant)

By: /s/ Michael B. McCallister Michael B. McCallister President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael B. McCallister Michael B. McCallister	President, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2003
/s/ James H. Bloem James H. Bloem	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2003
/s/ *_____________ David A. Jones	Chairman of the Board	March 31, 2003
/s/ *_____________ David A. Jones, Jr.	Vice Chairman of the Board	March 31, 2003
/s/ *_____________ Charles M. Brewer	Director	March 31, 2003
/s/ *_____________ Michael E. Gellert	Director	March 31, 2003
/s/ *_____________ John R. Hall	Director	March 31, 2003
/s/ *_____________ Irwin Lerner	Director	March 31, 2003
/s/ *_____________ W. Ann Reynolds	Director	March 31, 2003

*By: /s/ James H. Bloem James H. Bloem As Attorney-in-Fact 		March 31, 2003

EXHIBIT INDEX
Exhibit Number	Description of Document
1.1***	Form of Underwriting Agreement
3.1

Restated Certificate of Incorporation filed with the Secretary of State of Delaware on November 9, 1989, as restated to incorporate the amendment of January 9, 1992 and the correction of March 23, 1992 (incorporated herein by reference to Exhibit 4(i) to the Company's Post-Effective Amendment to the Registration Statement on Form S-8 (Reg. No. 33-49305) filed February 2, 1994)

3.2	By-laws, as amended (incorporated by reference to Exhibit 3(b) to the Company's Annual Report for the fiscal year ended December 31, 1997)
4.1*	Form of Indenture, by and between the Company and the Bank of New York, as trustee, relating to the senior debt securities
4.2*	Form of Indenture, by and between the Company and the Bank of New York, as trustee, relating to the subordinated debt securities
4.3***	Form of Senior Debt Security
4.4***	Form of Subordinated Debt Security
4.5***	Form of Certificate of Designation
4.6***	Form of Common Stock Warrant Agreement
4.7***	Form of Common Stock Warrant Certificate
4.8***	Form of Preferred Stock Warrant Agreement
4.9***	Form of Preferred Stock Warrant Certificate
4.10***	Form of Debt Securities Warrant Agreement
4.11***	Form of Debt Securities Warrant Certificate
4.12***	Form of Depositary Agreement
4.13***	Form of Depositary Receipt
4.14

The Amended and Restated Rights Agreement dated as of February 14, 1996, between the Company and MidAmerica Bank of Louisville & Trust Company, as rights agent (incorporated herein by reference to the Amendment No. 3 to the Company's Registration Statement (File No. 1-5975) on Form 8-A/A dated February 14, 1996)

4.15

Amendment No. 1 to the Amended and Restated Rights Agreement dated as of February 14, 1996, between the Company and MidAmerica Bank of Louisville & Trust Company, as Rights Agent (incorporated by reference to Amendment No. 4 to the Company's Registration Statement on Form 8-A/A dated June 15, 1998)

4.16

Amendment No. 2 to the Amended and Restated Rights Agreement dated as of February 14, 1996, between the Company and MidAmerica Bank of Louisville & Trust Company, as rights agent (incorporated by reference to Amendment No. 5 to the Company's Registration Statement (File No. 1-5975) on Form 8-A/A dated March 1, 1999)

5.1*	Opinion of Fried, Frank, Harris, Shriver & Jacobson
12.1

Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 21, 2003)

12.2***	Computation of ratio of combined fixed charges and preference dividends to earnings
23.1**	Consent of Fried, Frank, Harris, Shriver & Jacobson (See Exhibit 5.1.)
23.2****	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney
25.1*	Statement of Eligibility of Trustee on Form T-1 for the senior indenture
25.2*	Statement of Eligibility of Trustee on Form T-1 for the subordinated indenture

* Previously filed

** To be filed by amendment

*** Executed versions of this agreement or item, if any, will, if applicable, be filed by Current Report on Form 8-K after the issuance of the securities to which they relate.

**** Filed herewith